Item 77D - DWS Emerging
Markets Equity Fund (a series of
DWS International Fund, Inc.)

The Board of DWS Emerging
Markets Equity Fund approved the
following changes to the fund's
investment strategy, effective May
9, 2011 (the "Effective Date").

On the Effective Date, the fund's
investment strategy changed as
follows:

Main investments. Under normal
circumstances, the fund invests at
least 80% of net assets, plus the
amount of any borrowings for
investment purposes, in emerging
market equities (equities traded
mainly in emerging markets or
issued by companies that are
organized in emerging markets or
have more than half of their
business there). The fund considers
"emerging markets" to include any
country defined as an emerging or
developing economy by The
International Bank for
Reconstruction and Development
(the World Bank), the International
Finance Corporation or the United
Nations or its authorities.  The fund
considers an issuer to have more
than half of its business in emerging
markets if at least (i) 50% of the
issuer's assets are in an emerging
market country, or (ii) 50% of an
issuer's revenues or profits are from
goods produced or sold, investments
made, or services performed in
emerging markets. The fund may
invest up to 20% of net assets in
equities from the US or other
developed markets. The fund may
also invest up to 20% of net assets
in US or emerging market debt
securities when portfolio
management
believes these securities may
perform at least as well as equities.

The fund invests primarily in
common stocks, but may also invest
in preferred stocks or convertible
securities.

Management process. Portfolio
management aims to add value
through stock selection. The
investment team utilizes a
proprietary investment process
designed to identify attractive
investment candidates from an
extensive pool of fundamental
research resources, which
identify investments that may offer
the potential for price appreciation.
The investment process also takes
into consideration various factors -
including country and sector
weightings, style and other risk
targets relative to the benchmark -
and assists portfolio management in
devising allocations among
particular securities. Portfolio
management may buy a security
when its research resources indicate
the potential for future upside price
appreciation or their investment
process identifies an attractive
investment opportunity. Conversely,
portfolio management may sell a
security when its research resources
indicate limited future upside or
their investment process identifies
more attractive investment
opportunities elsewhere.

Derivatives. Portfolio management
generally may use futures contracts,
which are a type of derivative (a
contract whose value is based on,
for example, indices, currencies or
securities) as a substitute for direct
investment in a particular asset class
or to keep cash on hand to meet
shareholder redemptions. In
addition, portfolio management
generally may use forward currency
contracts to hedge the fund's
exposure to changes in foreign
currency exchange rates on its
foreign currency denominated
portfolio holdings or to facilitate
transactions in foreign currency
denominated securities. Portfolio
management generally may use
structured notes to gain
exposure to local shares in foreign
markets.

The fund may also use various types
of derivatives (i) for hedging
purposes; (ii) for risk management;
(iii) for non-hedging purposes to
seek to enhance potential gains; or
(iv) as a substitute for direct
investment in a particular asset class
or to keep cash on hand to meet
shareholder redemptions.

Securities Lending. The fund may
lend securities (up to one-third of
total assets) to approved institutions.
E:\Electronic Working Files\03 - NSAR\2011\04-
30-11\DWS International Fund\03-
Exhibits\Exhibit 77D EME.docx